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                                                                    EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS AGREEMENT, is made and entered into this 4th day of May, 1999 (the "Effective Date"), by and between KENNAMETAL INC., a corporation organized under the laws of the Commonwealth of Pennsylvania, for and on behalf of itself and on behalf of its subsidiary companies (hereinafter referred to as "Kennametal"), and Markos I. Tambakeras, an individual (hereinafter referred to as "Employee");

                                   WITNESSETH:

         WHEREAS, Kennametal and the Employee desire to enter into this Agreement in order to set forth the terms and conditions of Employee's employment with Kennametal; and

         WHEREAS, Employee acknowledges that by reason of employment by Kennametal, it is anticipated that Employee will work with, add to, create, have access to and be entrusted with trade secrets and confidential information belonging to Kennametal which are of a technical nature or business nature or pertain to future developments, the disclosure of which trade secrets or confidential information would be highly detrimental to the interests of Kennametal;

         NOW, THEREFORE, Kennametal and Employee, each intending to be legally bound hereby, do mutually covenant and agree as follows:

         1. (a) Kennametal hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company commencing on July 1, 1999 for the Term (as hereinafter defined) of the Agreement, in the position and with the duties and responsibilities set forth in paragraph 1(b) below, and upon the other terms and subject to the conditions hereinafter stated.

                  (b) During the Term, the Employee shall serve as the President and Chief Executive Officer of Kennametal and a member of the Board of Directors. The Employee shall have general executive supervision over the business and affairs of Kennametal, subject to the policies and directions of, and the executive responsibilities that may be assigned to him (which in each case shall be consistent with his position and title) by the Board of Directors of Kennametal (the "Board of Directors"). The Employee shall generally be responsible for supervising the development, coordination and implementation of the strategies for Kennametal's business. Employee's duties shall be performed principally at Kennametal's executive offices which are located in the Latrobe, Pennsylvania area. A demotion in Employee's position will be considered termination without Cause (as defined herein) by Kennametal.

                  (c) The Employee shall devote his full time and attention to the business and affairs of Kennametal; provided, however, that nothing contained herein shall prohibit the Employee from (a) serving as a member of the Board of Directors of any other for-profit entity so long as Employee has obtained the prior consent of Board of Directors, or (b) engaging in charitable and community affairs.


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                  (d) The term of this Agreement shall be for a period of three
(3) years, commencing on July 1, 1999 and ending on June 30, 2002 (the "Term").

                  (e) For the services rendered by Employee to Kennametal during the Term, the Employee shall be paid the compensation and receive the benefits as follows:

                           (i) Employee shall be entitled to receive a salary at
the rate of $550,000 per annum, payable in accordance with Kennametal's payroll practices ("Base Salary");

                           (ii) Employee shall receive a sign-on bonus of
$300,000 which will be paid to Employee not later than August 31, 1999;

                           (iii) During the three years ended June 30, 2002,
Employee shall be eligible to receive future bonuses of not less than $300,000 per annum under Kennametal's bonus plan for executive officers;

                           (iv) Employee shall receive stock options covering
150,000 shares of the Capital Stock of Kennametal, priced prior to the public announcement of Employee's position with Kennametal, and under the terms and conditions and pursuant to the Stock Option Agreement in the form of Exhibit A attached hereto;

                           (v) Employee shall receive, as of the Effective Date,
a restricted stock grant for 83,000 shares of Capital Stock under the terms and conditions and pursuant to the Restricted Stock Agreement in the form of Exhibit B attached hereto; and

                           (vi) Kennametal agrees to provide Employee with
pension benefits in an amount not less than the following benefits (in the event that the benefits Employee would receive under Kennametal's pension plans would exceed the following benefits, Employee will receive those amounts instead of the following benefits):

                                    (A) If Employee is terminated by Kennametal
without Cause, by Employee for Employer's Breach (as defined herein) or by Employee at or after age 60, in any year set forth in Column A of Schedule I attached hereto, then Employee will be entitled to receive from Kennametal the Lump Sum Amount (as hereinafter defined) equal to the annual benefit set forth in the row in Column B of Schedule I corresponding to the row in Column A of the year of termination; and

                                    (B) If Employee voluntarily terminates his
employment with Kennametal after four or more years of service in any year set forth in Column A of Schedule I attached hereto, then Employee will be entitled to receive from Kennametal the Lump Sum Amount equal to one-half of the annual benefit set forth in the row in Column B of Schedule I corresponding to the row in Column A of the year of termination.

                           "Lump Sum Amount" shall mean a single payment amount
equal to the present value of the relevant annual benefit determined in accordance with the actuarial methods and assumptions used by the Pension Benefit Guaranty Corporation for valuing immediate annuity contracts reduced by the present value, determined in accordance with such methods, of any benefit provided to Employee under Kennametal's other pension benefit plans.


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         2. In addition to the compensation set forth or contemplated elsewhere herein, Employee, subject to the terms and conditions of this Agreement, shall be entitled to participate in all group insurance programs, retirement income (pension) plans, thrift plans and vacation and holiday programs normally provided for other executives of Kennametal. Nothing herein contained shall be deemed to limit or prevent Employee, during his employment hereunder, from being reimbursed by Kennametal for out-of-pocket expenditures incurred for travel, lodging, meals, entertainment expenses or any other expenses in accordance with the policies of Kennametal applicable to the executives of Kennametal.

         3. Employee's employment may be terminated with or without any reason for termination by either party hereto at any time by giving the other party prior written notice thereof; provided, however, that any termination on the part of Kennametal shall occur only if specifically authorized by its Board of Directors; provided further, however, that termination by Kennametal for Cause shall be made by written notice which states that it is a termination for Cause; and provided further, however, that termination by Employee, other than termination for Good Reason (as hereinafter defined) following a Change-in-Control (as hereinafter defined), shall be on not less than 30 days prior written notice to Kennametal.

         4. (a)      (i) In the event that Employee's employment is terminated
during the Term by Kennametal prior to a Change-in-Control and other than for Cause, or by Employee for Employer's Breach, Employee will receive as severance pay, in addition to all amounts due him at the Date of Termination (as hereinafter defined), a lump sum payment equal to the greater of: (A) the amount of Base Salary and any bonuses that Employee would have earned during the Term under Kennametal bonus plans then in effect had Employee been employed by Kennametal as its President and Chief Executive Officer for the full Term and had plan been met for each period during the Term, or (B) the amount equal to two (2) times (y) Base Salary plus Employee's targeted bonus (but not less than 60% of Base Salary) for the year in which the Date of Termination occurs. Additionally, the stock options and restricted stock granted to Employee under paragraphs 1(e)(iv) and (v) will vest immediately upon the occurrence of the events stated above in this paragraph 4(a)(i). All amounts will be paid within five (5) business days after such termination.

         "Employer's Breach" shall be defined as a material breach of this Agreement by Kennametal, including specifically any reduction in Employee's position, authority or responsibility.

                           (ii) In the event that Employee's employment is
terminated after the Term by Kennametal prior to a Change-in-Control and other than for Cause, Employee will receive as severance pay, in addition to all amounts due him at the Date of Termination, an amount, payable promptly after the Date of Termination, equal to two years' annual base salary at the rate then in effect on the Date of Termination plus Employee's targeted bonus (but not less than 60% of then base salary) for the year in which the Date of Termination occurs.

                  (b) In the event that Employee's employment is terminated by Employee without Good Reason following a Change-in-Control (as hereinafter defined) or prior to a Change-in-Control other than for Employer's Breach, Employee will not be entitled to receive any severance pay other than the amounts, if any, due him at the Date of Termination.

                  (c) In the event that, at or after a Change-in-Control and prior to the third anniversary of the date of the Change-in-Control, Employee's employment is terminated by Employee for Good Reason or by Kennametal other than for Cause or Disability pursuant to paragraph 5, then Employee will receive as severance pay (in addition to all other amounts due him at the Date of Termination) an amount equal to the product of:

                           (i)      three (3)
                  times

                           (ii)     the sum of

                                    (x)      Employee's Base Salary at the
                                             annual rate in effect on the Date
                                             of Termination (or, at Employee's
                                             election, at the annual rate in
                                             effect on the first day of the
                                             calendar month immediately prior to
                                             the Change-in-Control), plus

                                    (y)      Employee's targeted bonus (but not
                                             less than 60% of then base salary)
                                             for the year in which the Date of
                                             Termination occurs.

                           Such severance pay shall be paid by delivery of a
cashier's or certified check to the Employee at Kennametal's executive offices on a date which is no later than five (5) business days following the Date of Termination.

                           If there is a Change-in-Control, and if Employee
elects to terminate his employment for any reason or no reason during the thirty
(30) day period commencing twelve (12) months after the date of the Change-in-Control, the Employee shall be paid severance benefits as though Employee had been terminated by Kennametal without Cause.

                           In addition to the severance payments provided for in
this paragraph 4(c), Employee also will receive the same or equivalent medical, dental, disability and group insurance benefits as were provided to the Employee at the Date of Termination, which benefits shall be provided to Employee for a three year period commencing on the Date of Termination. The Employee shall also be deemed and shall be credited for computing benefits, for vesting and for all other purposes under any pension or retirement income plan of Kennametal (including any supplemental retirement plan) to have continuously remained in the employment of Kennametal for the three year period following the Date of Termination at an annual compensation equal to the sum of the base salary and bonus which were used to compute the payment due the Employee under the first paragraph of this paragraph 4(c).

                  (d) If for any reason, whether by law or provisions of Kennametal's employee medical, dental or group insurance, pension or retirement plan or other benefit plans, any benefits which the Employee would be entitled to under the foregoing paragraph 4(c) cannot be paid pursuant to such employee benefit plans, then Kennametal hereby contractually agrees to pay to the Employee the difference between the benefits which the Employee would have received in accordance with the foregoing paragraph 4(c) if the relevant employee medical, dental or group insurance or pension or retirement plan or other benefit plan could have paid such benefit and the amount of benefits, if any, actually paid by such employee medical, dental or group insurance or pension or retirement plan or other benefit plan. Kennametal shall not be required to fund its obligation to pay the foregoing difference.

                  (e) In the event of a termination of employment under the circumstances described above in paragraph 4(a) or paragraph 4(c), Employee shall have no duty to seek any other employment after termination of Employee's employment with Kennametal and Kennametal hereby waives and agrees not to raise or use any defense based on the position that Employee had a duty to mitigate or reduce the amounts due him hereunder by seeking other employment whether suitable or unsuitable and should Employee obtain other employment, then the only effect of such on the obligations of Kennametal hereunder shall be that Kennametal shall be entitled to credit against any payments which would otherwise be made for medical, dental or group insurance or similar benefits (excluding, however, any credit against Kennametal payments relating to pension or retirement benefits including under any supplemental retirement plan) pursuant to the benefit provisions set forth in paragraph 4(c) hereof, any comparable payments to which Employee is entitled under the employee benefit plans maintained by Employee's other employer or employers in connection with services to such employer or employers after termination of his employment with Kennametal.

                  (f) The term "Change-in-Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof ("1934 Act"), or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the 1934 Act which serve similar purposes; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) Kennametal shall be merged or consolidated with any corporation or other entity other than a merger or consolidation with a corporation or other entity all of whose equity interests are owned by Kennametal immediately prior to the merger or consolidation, or (B) Kennametal shall sell all or substantially all of its operating properties and assets to another person, group of associated persons or corporation, or (C) any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), is or becomes a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal's then outstanding securities coupled with or followed by the existence of a majority of the board of directors of Kennametal consisting of persons other than persons who either were directors of Kennametal immediately prior to or were nominated by those persons who were directors of Kennametal immediately prior to such person becoming a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal's then outstanding securities.

                  (g) For purposes of this agreement "Date of Termination" shall mean:

                           (i) if Employee's employment is terminated due to his
death or retirement, the date of death or retirement, respectively; or

                           (ii) if Employee's employment is terminated for any
other reason, the date on which the termination becomes effective as stated in the written notice of termination given to or by the Employee or, if no written notice is given, the date determined by Kennametal in good faith.

                  (h) The term "Good Reason" for termination by the Employee shall mean the occurrence of any of the following at or after a Change-in-Control:

                           (i) without the Employee's express written consent,
the assignment to the Employee of any duties materially and substantially inconsistent with his positions, duties, responsibilities and status with Kennametal immediately prior to a Change-in-Control, or a material change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change-in-Control, or any removal of the Employee from or any failure to re-elect the Employee to any of such positions, except in connection with the termination of the Employee's employment due to Cause or as a result of the Employee's death;

                           (ii) a reduction by Kennametal in the Employee's base
salary as in effect immediately prior to any Change-in-Control;

                           (iii) a failure by Kennametal to continue to provide
incentive compensation, under the rules by which incentives are provided, comparable to that provided by Kennametal immediately prior to any Change-in-Control;

                           (iv) the failure by Kennametal to continue in effect
any benefit or compensation plan, stock option plan, pension plan, life insurance plan, health and accident plan or disability plan in which Employee is participating immediately prior to a Change-in-Control (provided, however, that there shall not be deemed to be any such failure if Kennametal substitutes for the discontinued plan, a plan providing Employee with substantially similar benefits) or the taking of any action by Kennametal which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee immediately prior to a Change-in-Control;

                           (v) the failure of Kennametal to obtain the
assumption of this Agreement by any successor as contemplated in paragraph 11 hereof;

                           (vi) the relocation of the Employee to a facility or
a location more than 50 miles from the Employee's then present location, without the Employee's prior written consent; or

                           (vii) any purported termination of the employment of
Employee by Kennametal which is not for Cause as provided in paragraph 5.

         5. In the event that Employee

                  (a) shall be guilty of malfeasance, willful misconduct or gross negligence in the performance of the services contemplated by this Agreement;

                  (b) shall willfully, deliberately and continually fail to perform his duties or to implement the policies or directives of the Board of Directors;

                  (c) shall not make his services available to Kennametal on a full time basis in accordance with paragraph 1 hereof for any reason (excluding Disability) prior to termination other than arising from Employee's incapacity due to physical or mental illness or injury which does not constitute Disability;

                  (d) shall breach the provisions of paragraph 8 of this Agreement; or

                  (e) shall be convicted of a felony.

                           (each of the matters described in subparagraphs (a),
(b), (c), (d) and (e)) above shall be "Cause"), Kennametal shall have the right, exercised by resolution adopted by a majority of its Board of Directors, to terminate Employee's employment for Cause by giving prior written notice to Employee of its election so to do.

                  In that event, Employee's employment shall be deemed terminated for Cause, Kennametal shall not be obligated to pay and Employee shall not be entitled to the benefits set forth in paragraphs 1 and 4; provided, however, that Kennametal shall have the obligation to pay Employee the unpaid portion of Employee's base salary for the period from the last period from which Employee was paid to the Date of Termination; provided further, however, that if Employee's employment is terminated as a result of the Disability of Employee, the benefits set forth in paragraphs 1 and 4 shall not be paid or payable but Employee shall be entitled to receive the annual supplement under the supplemental retirement plan and Employee's employment by Kennametal shall not be deemed terminated for purposes of the Long-Term Disability Plan, Retirement Income Plan for US Salaried Employees or any other benefit plan which so provides.

                  For purposes of this agreement "Disability" shall mean such incapacity due to physical or mental illness or injury which results in the Employee's being absent from his principal office at Kennametal's offices for the entire portion of 180 consecutive business days. "Cause" shall not be deemed to include opposition by Employee to a Change-in-Control or any matter incidental thereto and any determination by the Board of Directors that "Cause" existed shall not be final or binding upon the Employee or his rights hereunder or entitled to any deference in any court or other tribunal.

         6. Kennametal agrees to indemnify Employee from his net losses arising from Section 4(c) of Exhibit A to that certain Stock Option Agreement dated February 17, 1998 or any such similar provisions contained in any stock options granted to Employee. In the event Employee's current employer cancels or otherwise refuses to honor Employee's currently vested stock options, Kennametal will immediately pay Employee, in cash, an amount equal to the amount by which the fair market value of the option shares (measured as of the date of Employee's termination from his current employer) exceeds the option exercise price on such options. In consideration of the foregoing, Employee will use his reasonable best efforts to prevent any such loss and, so long as Kennametal agrees to pay the costs of such, to contest and assist Kennametal in contesting any such potential loss. It is expected that Employee will, within his employment period with his current employer, exercise all vested options and sell the shares received upon such exercises.

         7. Nothing herein contained shall affect the right of Employee to participate in and receive benefits under and in accordance with the then current provisions of any retirement income, profit-sharing, additional year-end or periodic remuneration or bonus, incentive compensation, insurance or any other employee welfare plan or program of Kennametal and all payments hereunder shall be in addition to any benefits received thereunder (including long term disability payments).

         8. During the period of employment of Employee by Kennametal and for three years thereafter (provided, however, that this paragraph 8 shall not apply to the Employee following a termination of Employee's employment (x) if a Change-in-Control shall have occurred prior to the Date of Termination or (y) if Employee's employment is terminated by Kennametal other than for Cause or by Employee due to Employer's Breach), Employee will not, in any geographic area in which Kennametal is offering its services and products, without the prior written consent of Kennametal:

                           (a) directly or indirectly engage in, or

                           (b) assist or have an active interest in (whether as
proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or

                           (c) enter the employ of, or act as agent for, or
advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in, any business which is competitive with any business of Kennametal or any subsidiary or affiliate thereof in which Employee is or was engaged; provided, however, that the foregoing provisions of this paragraph 8 are not intended to prohibit and shall not prohibit Employee from purchasing, for investment, not in excess of 1% of any class of stock or other corporate security of any company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

                  Employee acknowledges that the breach by him of the provisions of this paragraph 8 would cause irreparable injury to Kennametal, acknowledges and agrees that remedies at law for any such breach will be inadequate and consents and agrees that Kennametal shall be entitled, without the necessity of proof of actual damage, to injunctive relief in any proceedings which may be brought to enforce the provisions of this paragraph 8. Employee acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if this paragraph 8 should be specifically enforced against him and that such enforcement will not impair his ability to obtain employment commensurate with his abilities and fully acceptable to him.

                  If the scope of any restriction contained in this paragraph 8 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law and Employee and Kennametal hereby consent and agree that such scope may be judicially modified in any proceeding brought to enforce such restriction.

         9. (a) Employee acknowledges and agrees that in the course of his employment by Kennametal, Employee may work with, add to, create or acquire trade secrets and confidential information ("Confidential Information") which could include, in whole or in part, information:

                           (i) of a technical nature such as, but not limited
to, Kennametal's manuals, methods, know-how, formulae, shapes, designs, compositions, processes, applications, ideas, improvements, discoveries, inventions, research and development projects, equipment, apparatus, appliances, computer programs, software, systems documentation, special hardware, software development and similar items; or

                           (ii) of a business nature such as, but not limited
to, information about business plans, sources of supply, cost, purchasing, profits, markets, sales, sales volume, sales methods, sales proposals, identity of customers and prospective customers, identity of customers' key purchasing personnel, amount or kind of customers' purchases and other information about customers; or

                           (iii) pertaining to future developments such as, but
not limited to, research and development or future marketing or merchandising.

                  Employee further acknowledges and agrees that (i) all Confidential Information is the property of Kennametal; (ii) the unauthorized use, misappropriation or disclosure of any Confidential Information would constitute a breach of trust and could cause irreparable injury to Kennametal; and (iii) it is essential to the protection of Kennametal's goodwill and to the maintenance of its competitive position that all Confidential Information be kept secret and that Employee not disclose any Confidential Information to others or use any Confidential Information to the detriment of Kennametal.

                  Employee agrees to hold and safeguard all Confidential Information in trust for Kennametal, its successors and assigns and Employee shall not (except as required in the performance of Employee's duties), use or disclose or make available to anyone for use outside Kennametal's organization at any time, either during employment with Kennametal or subsequent thereto, any of the Confidential Information, whether or not developed by Employee, without the prior written consent of Kennametal.

                  (b) Employee agrees that:

                           (i) he will promptly and fully disclose to Kennametal
or such officer or other agent as may be designated by Kennametal any and all inventions made or conceived by Employee (whether made solely by Employee or jointly with others) during employment with Kennametal (A) which are along the line of the business, work or investigations of Kennametal, or (B) which result from or are suggested by any work which Employee may do for or on behalf of Kennametal; and

                           (ii) he will assist Kennametal and its nominees
during and subsequent to such employment in every proper way (entirely at its or their expense) to obtain for its or their own benefit patents for such inventions in any and all countries; the said inventions, without further consideration other than such salary as from time to time may be paid to him by Kennametal as compensation for his services in any capacity, shall be and remain the sole and exclusive property of Kennametal or its nominee whether patented or not; and

                           (iii) he will keep and maintain adequate and current
written records of all such inventions, in the form of but not necessarily limited to notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to Kennametal at all times.

                  (c) Employee agrees that, promptly upon termination of his employment, he will disclose to Kennametal, or to such officer or other agent as may be designated by Kennametal, all inventions which have been partly or wholly conceived, invented or developed by him for which applications for patents have not been made and shall thereafter execute all such instruments of the character hereinbefore referred to, and will take such steps as may be necessary to secure and assign to Kennametal the exclusive rights in and to such inventions and any patents that may be issued thereon any expense therefor to be borne by Kennametal.

                  (d) Employee agrees that he will not at any time aid in attacking the patentability, scope, or validity of any invention to which the provisions of subparagraphs (b) and (c), above, apply.

         10. In the event that (a) Employee institutes any legal action to enforce his rights under, or to recover damages for breach of this Agreement, or
(b) Kennametal institutes any action to avoid making any payments due to Employee under this Agreement, Employee, if he is the prevailing party, shall be entitled to recover from Kennametal any actual expenses for attorney's fees and other disbursements incurred by him in relation thereto. Except as set forth above, Employee's sole and exclusive remedy for breach of this Agreement by Kennametal shall be recovery of the amounts due to Employee for Employer's Breach in paragraphs 1(e)(vi) and 4(a)(i) and 4(c). Employee acknowledges that Employee's actual damages in the event of Employer's Breach would be difficult to determine and that such amount is a reasonable amount of liquidated damages for any such Employer's Breach.

         11. The terms and provision of this Agreement shall be binding upon, and shall inure to the benefit of, Employee and Kennametal, it subsidiaries and affiliates and their respective successors and assigns.

         12. This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior agreements and understandings, whether oral or written, among the parties with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement.

         13. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         14. Any pronoun and any variation thereof used in this agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the parties hereto may require.

         15. Kennametal shall be entitled as a condition to paying any severance pay or providing any benefits hereunder upon a termination of the Employee's employment to require the Employee to deliver on or before the making of any severance payment or providing of any benefit a release in the form of Exhibit C attached hereto.

         16. (a) During the Term, any payments under this Agreement or any other payments or benefits received or to be received by Employee in connection with a change in control of Kennametal, Employee's termination of employment, or Employee's cessation of active service (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Kennametal, or any person affiliated with Kennametal) (the "Severance Payments") will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, Kennametal shall pay to Employee, at the time specified below, an additional amount (the "Excise Tax Payment") such that the amount retained by Employee, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph 16(a), but not including any deduction for federal, state or local income tax on the original amount of the Severance Payments, shall be equal to the Severance Payments.

                           For purposes of determining whether any of the
Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all Severance Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Board of Directors, such Severance Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and
(iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Kennametal's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

                           For purposes of determining the amount of the Excise
Tax Payment, Employee shall be deemed to pay federal income taxes at Employee's highest marginal rate of federal income taxation in the calendar year in which the Excise Tax Payment is to be made and state and local income taxes at Employee's highest marginal rate of taxation in the state and locality of Employee's residence on the Date of Termination (or earlier cessation of Employee's active service), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                           In the event that the Excise Tax is subsequently
determined to be less than the amount taken into account hereunder at the time of termination of Employee's employment (or earlier cessation of Employee's active service), Employee shall repay to Kennametal at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Excise Tax Payment attributable to such reduction (plus the portion of the Excise Tax Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Excise Tax Payment being repaid by Employee if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment from the date the Excise Tax Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Code (the "Applicable Rate").

                           In the event that the Excise Tax is determined to
exceed the amount taken into account hereunder at the time of the termination of Employee's employment or earlier cessation of Employee's active service (including by reason of any payment the existence or amount of which cannot be determined at the time of the Excise Tax Payment), Kennametal shall make an additional Excise Tax Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. Any payment to be made to Employee under this paragraph shall be payable within five (5) business days of Employee's Date of Termination (or within five (5) business days of Employee's earlier cessation of active service).

                  (b) (i) After the Term, notwithstanding any other provision of this Agreement, in the event that any payment or benefit received, or to be received, by Employee in connection with a change in control of Kennametal, or the termination of the Employees' employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Kennametal, any person whose actions result in a change in control or any person affiliated with Kennametal or such person), as provided by paragraph 16(a) (collectively, the "Total Payments"), would not be deductible, in whole or in part, by Kennametal, an affiliate or other person making such payment or providing such benefit as a result of Section 28OG of the Code, the payments due under this Agreement (the "Contract Payments") shall be reduced until no portion of the Total Payments is not deductible, or the Contract Payments are reduced to zero. In the event that Kennametal determines that the Total Payments would not be deductible, in whole or part, as a result of Section 28OG of the Code, Kennametal shall immediately notify Employee of this determination and the amount which would not be so deductible as well as a computation of Total Payments. Employee shall have five
(5) business days after receipt of the foregoing notice and computation to waive in writing all or any portion of any of the Total Payments and any portion of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing, shall not be taken into account. If Kennametal had already withheld any Contract Payments prior to receipt of such waiver, Kennametal upon receipt of such waiver shall immediately pay to Employee any withheld Contract Payments which would have been paid had Kennametal had the Employee's written waiver prior to the date Kennametal withheld any such payments.

                           (ii) For purposes of the limitation described in this
paragraph 16(b):

                                    (A) no portion of the Total Payments shall
be taken into account which in the opinion of tax counsel selected by the Board of Directors does not constitute a "parachute payment" within the meaning of
Section 28OG(b)(2) of the Code,

                                    (B) the Contract Payments shall be reduced
only to the extent necessary so that the Total Payments (other than those Contract Payments which are waived in writing by the Employee or referred to in clause (b)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 28OG(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (a); and

                                    (C) the value of any non-cash benefit or any
deferred payment or benefit included in the Total Payments shall be determined by Kennametal's independent auditors in accordance with the principles of
Section 28OG(d)(3) and (4) of the Code.

         17. This agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict or choice of law provisions.

         WITNESS the due execution hereto the day and year first above written.

WITNESS:                                    KENNAMETAL INC.


         /s/  Ronald Basso                  By:      /s/  William R. Newlin
-------------------------------                -------------------------------
                                                    Chairman of the Board


WITNESS:                                    EMPLOYEE:



         /s/  Carie Blake                            /s/  Markos I. Tambakeras
-------------------------------                -------------------------------
                                                     Markos I. Tambakeras

                                                                      Schedule I

                           SUPPLEMENTAL BENEFITS TABLE


       COLUMN A                                                              COLUMN B
       --------                                                              --------
       YEAR OF                                     TOTAL BENEFIT AT      TOTAL BENEFIT AT        TOTAL BENEFIT AT
     TERMINATION                                       AGE 60                 AGE 63                  AGE 66
     -----------                                       ------                 ------                  ------

         2000                                                                                        $ 29,224
         2001                                                                                          57,291
         2002                                                                                          82,904
         2003                                                                                         103,783
         2004                                                                                         129,910
         2005                                                                                         160,413
         2006                                                                                         192,926
         2007                                                                                         228,852
         2008                                                                 $267,512
         2009                                                                  309,440
    2010 and beyond                                    $295,826

                                                                       EXHIBIT A

                                 KENNAMETAL INC.

                       NONSTATUTORY STOCK OPTION AGREEMENT

                  DATE OF GRANT OF THIS OPTION: APRIL 30, 1999

         THIS AGREEMENT made by and between KENNAMETAL INC., a Pennsylvania corporation (hereinafter called the "Company"), and Markos I. Tambakeras (hereinafter called the "Optionee") is made as of the above date under the Kennametal Inc. 1999 Stock Option Plan (the "Plan").

                                   WITNESSETH:

         1. The Company grants to the Optionee a Nonstatutory Stock Option (the "Option") to purchase 150,000 shares of the $1.25 Par Value Capital Stock of the Company at the price of $ 26.00 per share, subject to the terms and conditions of the Plan, except as expressly provided in the Agreement.

         2. The Option must be exercised within ten (10) years from July 1, 1999, and only at the times and for the number of shares indicated as follows:
(a) prior to June 30, 2000, this Option is not exercisable as to any shares; (b) on June 30, 2000, this Option shall become exercisable as to 50,000 shares; (c) on June 30, 2001, this Option shall become exercisable as to 50,000 shares; and
(d) on June 30, 2002, this Option shall become exercisable as to the remaining 50,000 shares.

         3. In addition to the vesting provisions stated in the Plan, the Shares subject to this Agreement shall immediately vest upon termination of Employee without Cause or upon Employee's termination of employment due to an Employer's Breach, or upon a Change-in-Control, all as defined in Employee's Executive Employment Agreement dated as of May 4, 1999.

         4. It is intended that the Option not constitute an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         5. The Optionee or any purchaser permitted to purchase the shares pursuant to the terms of the Plan shall purchase not less than 100 shares at any one purchase (or the total number of shares purchasable under this Option at such time, if less than 100).

         6. If the Optionee shall cease to be employed by the Company or any of its subsidiaries, the Option will continue its normal vesting period as provided above, unless such termination of employment shall be for Cause (as defined in Optionee's Executive Employment Agreement dated as of May 4, 1999) or in violation of an agreement by the Optionee to remain in the employ of the Company or one of its subsidiaries, in which case the Option shall forthwith terminate; provided however, that the Plan Administrator may in its sole discretion extend the option period of any option for up to three years from the date of termination of employment regardless of the original option period.

         7. The Option may be exercised only by written request to the Treasurer of the Company at Latrobe, Pennsylvania, accompanied by payment of the option price in full either (i) in cash for the shares with respect to which it is exercised, (ii) by delivering to the Company a notice of exercise with an irrevocable direction to a registered broker-dealer under the Securities Exchange Act of 1934, as amended, to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Company, (iii) by delivering shares of the $1.25 Par Value Capital Stock ("Capital Stock") of the Company; provided however that the shares of Capital Stock delivered in payment of the option price must have been held by the participant for at least six (6) months in order to be utilized to pay the option price; or (iv) a combination of payment procedures set forth above.

         8. The Optionee may pay the Company the amount required to be withheld under applicable tax withholding requirements (i) in cash; (ii) through the delivery to the Company of previously owned shares of Capital Stock having an aggregate fair market value on the Tax Date equal to the tax obligation; or
(iii) through any combination of payment procedures set forth in subsections
(i)-(ii). Tax withholding obligations may not be satisfied by withholding shares of Capital Stock otherwise issuable in connection with an exercise of the Option.

         9. Each capitalized term used herein without being defined herein shall have the meaning ascribed to it in the Plan.

         IN WITNESS WHEREOF, the undersigned have executed this Stock Option Agreement as of the date first above written.

EXECUTED IN DUPLICATE

ATTEST:                                   KENNAMETAL INC.


_______________________________           By: ________________________________
           Secretary                                  Vice President


WITNESS:                                  Optionee:


_______________________________           ____________________________________
                                                  Markos I. Tambakeras

                                                                       EXHIBIT B

                                 KENNAMETAL INC.

                           RESTRICTED STOCK AGREEMENT

                           DATE OF GRANT: MAY 4, 1999

         THIS AGREEMENT made by and between KENNAMETAL INC., a Pennsylvania corporation (hereinafter called the "Company"), and Markos I. Tambakeras (hereinafter called the "Employee") is made as of the above date under the Kennametal Inc. 1999 Stock Plan (the "Plan").

         WHEREAS, pursuant to the provisions of the Company's Plan, the Committee on Executive Compensation of the Company's Board of Directors (the "Compensation Committee") has taken action effective April 26, 1999, pursuant to which action Employee became eligible to receive a restricted stock grant for 83,000 shares of the $1.25 Par Value Capital Stock (the "Shares"), in accordance with the Plan and as more particularly provided herein.



                                   WITNESSETH:

         1. Tendered to Employee herewith is a copy of a certificate for the Shares registered in the name of Employee.


         2. The Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, except as described in the Plan, to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee's employment with the Company or employing subsidiary (i) for Cause (as defined in Optionee's Executive Employment Agreement dated the date hereof) or (ii) in violation of an agreement by Employee to remain in the employ of the Company or one of its subsidiaries, Employee shall, for no consideration, forfeit to the Company all Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Shares to the Company upon termination of employment are herein referred to as "Forfeiture Restrictions." The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Shares.


         3. The Forfeiture Restrictions shall lapse as to the Shares in accordance with the following schedule provided that Employee has been continuously employed by the Company from the date of this Agreement through the lapse date:

         a. One-third of the shares shall become vested and no longer subject to a risk of forfeiture eight (8) months after July 1, 1999.

         b. The second one-third of the Shares shall vest and no longer be subject to a risk of forfeiture sixteen (16) months after July 1, 1999.

         c. The third one-third of the shares shall vest and no longer be subject to a risk of forfeiture twenty-four (24) months after July 1, 1999.

         4. In no case will this Agreement result in Employee being vested in (or becoming eligible to become vested in) more than a total of 83,000 Shares.

         5. At such time as any Shares vest under this Agreement, the Company shall cancel the certificate referenced in paragraph 1, above (or any certificate issued in its place), and issue two new certificates in place of the canceled certificate, one to be delivered to Employee for the number of Shares vested (reduced by any Shares withheld for taxes pursuant to Section 10 of the Plan), and one to be retained by the Company pursuant to the terms hereof (with a copy delivered to Employee), for the number of Shares remaining unvested pursuant hereto. the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any government authority or national securities exchange.

         6. The original of any certificate for unvested Shares issued pursuant to this Agreement shall, until any of such shares become vested, remain in the custody of the Office of the Treasurer of the Company.

         7. Employee agrees that the Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that the certificates representing the Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company which constitute a violation of any applicable securities law, and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

         8. In the event that any withholding for tax purposes is required or elected upon vesting of any Shares pursuant to this Agreement and Section 10 of the Plan, the Company will withhold in Shares that number of whole shares with a fair market value which is as nearly equal to but less than the amount to be withheld, and will remit in cash that the Fair Market Value of Shares so withheld to satisfy such withholding requirements (along with any cash required of Employee pursuant to Section 10 of the Plan).

         9. All Shares subject to this Agreement shall have become vested if at all, on or before July 1, 2001 on which date this Agreement shall terminate and any shares subject to this Agreement and unvested at the date shall, without any action on the part of Employee, be transferred to the Company for its use and ownership.

         10. In addition to the vesting provisions stated in the Plan, the Shares subject to this Agreement shall immediately vest upon termination of Employee without Cause or upon Employee's termination of employment due to an Employer's Breach, or upon a Change-in-Control, all as defined in Employee's Executive Employment Agreement dated as of May 4, 1999.

         11. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Compensation Committee, or its delegate, as appropriate, and its determination shall be final.

         12. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         13. Capitalized terms not defined in this Agreement have the meaning assigned to them in the Plan.

         Witness the signatures of the parties effective the day first written above.



ATTEST:                                      KENNAMETAL INC.



________________________________             _________________________________
           Secretary                                  Vice President

WITNESS:


________________________________             _________________________________
                                                     Markos I. Tambakeras

                                                                       EXHIBIT C

                                     RELEASE

         KNOW ALL MEN BY THESE PRESENTS that the undersigned for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, hereby releases, remises, quitclaims and discharges completely and forever Kennametal Inc. and its directors, officers, employees, subsidiaries and affiliates from any and all claims, causes of action or rights which the undersigned has or may have, whether arising by virtue of contract or of applicable state laws or federal laws, and whether such claims, causes of action or lights are known or unknown; provided, however, that this Release shall not release, raise, quitclaim or discharge any claims, causes of action or rights which the undersigned may have (i) under that certain Executive Employment Agreement dated as of May 4, 1999 between the undersigned and Kennametal Inc., (ii) to any unreimbursed expense account or similar out-of-pocket reimbursement amounts owing the undersigned, or (iii) under the bylaws of Kennametal Inc. or the applicable state corporate statutes to indemnification for having served as an officer and/or employee of Kennametal Inc. and/or its subsidiaries.


                                              EMPLOYEE:



                                              ______________________________
                                                   Markos I. Tambakeras


Dated:___________________